Exhibit 99.1

BOQI International Medical Enters into Material Definitive Agreement to Acquire Chongqing Guanzan Technology

New York, Feb. 03, 2020 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it has entered into a stock purchase agreement (the “Agreement”) to acquire Chongqing Guanzan Technology Co., Ltd., (“Chongqing Guanzan”) through its wholly-owned subsidiary Beijing Xin Rong Xin Industrial Development Co., Ltd. (“Buyer”)

Chongqing Guanzan is a Chinese medical distributor with distribution channels covering over 4,000 pharmacies, over 4,000 clinics, 50 hospitals and 130 pharmaceutical companies nationwide. Chongqing Guanzan also has about ten world-leading medical device suppliers such as Stryker, GE, Siemens, Philips and Olympus.

Pursuant to the Agreement, the Buyer will purchase all the issued and outstanding shares (the “Shares”) of Chongqing Guanzan. The aggregate purchase price for the Shares is RMB 100,000,000 (currently approximately $14,285,714), to be paid in 950,000 shares of common stock of the Company (the “Stock Consideration”) and RMB 800,000,000 in cash (the “Cash Consideration”). The Stock Consideration will be paid at closing and the Cash Consideration, which is subject to post-closing adjustments based on the performance of Chongqing Guanzan in 2020 and 2021, will be paid pursuant to a post-closing payment schedule. The closing of the agreement is expected to be on or about April 20, 2020, subject to necessary regulatory approvals.

“By joining BOQI International Medical, Chongqing Guanzan and our employees will benefit from its supply chain management, as well as the greater resources of a larger, public company,” said Xiaoping Wang, Chief Executive Officer of Chongqing Guanzan. “Importantly, we will maintain our continued commitment to outstanding product quality and strong relationships with suppliers and customers."

“This is a milestone acquisition which substantially accelerates our pharmacy expansion and member growth in Southwest China,” said Mr. Tiewei Song, Chief Executive Officer and President of BOQI International Medical Inc. “Southwest China has about 200 million people and increasing market demand, which is a key area of our expansion strategy. The acquisition enhances our market position in Southwest China by bringing vital distribution channels, a best-in-industry management team, and local media influence. By consolidating new distribution channels, we can increase distribution channel efficiency and ensure supply during the current coronavirus outbreak. Based on our extensive engagement with Chongqing Guanzan over the past several months, we are confident that Chongqing Guanzan's support will enable BOQI International Medical to execute on its strategy and next phase of growth.”

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized following efforts led by Mr. Yongquan Bi, the company’s new Chairman, with a renewed focus on the health industry. The company is now transforming from a provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to a medical and health service provider. BOQI International Medical Inc. offers a broad range of consumer-directed health products and related services, including medical, pharmacy and behavioral health plans, chronic disease management services, and health information technology products and services. BOQI International Medical Inc. is community-based and locally focused, engaging consumers with more affordable, accessible, simple and seamless care they need when and where they need it.

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IR Contact:
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Tel: +1(646)-801-2803
Email: BIMI@dgipl.com